Exhibit 5.1
[Pfizer Letterhead]
March 26, 2009
Pfizer Inc.
235 East 42nd Street
New York, New York 10017
RE: Registration Statement on Form S-4
Ladies and Gentlemen:
     I and attorneys under my supervision have acted as counsel to Pfizer Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing of the Registration Statement on Form S-4 of the Company (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the Company’s common stock, par value $0.05 per share (the “Common Stock”) and $2 Convertible Preferred Stock, par value $2.50 per share (the “Pfizer $2 Convertible Preferred Stock”), that may be issued by the Company in connection with the merger of Wyeth, a Delaware corporation, into Wagner Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (the “Merger”), pursuant to the terms of the Agreement and Plan of Merger dated as of January 25, 2009 (the “Merger Agreement”).
     In rendering this opinion, I and attorneys under my supervision have examined such corporate records and other documents, and I and attorneys under my supervision have reviewed such matters of law, as we have deemed necessary or appropriate.
     I and attorneys under my supervision have assumed the authenticity of all documents submitted to me as originals and the conformity to the originals of all documents submitted to me as copies. I and attorneys under my supervision have also assumed the genuineness of all signatures or instruments that we have reviewed. In addition, I and attorneys under my supervision have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
     I am a member of the Bar of the State of New York and I express no opinions as to the laws of any jurisdiction other than the federal laws of the United States, the General Corporation Law of the State of Delaware and the laws of the State of New York.
     Based on and subject to the foregoing, I am of the opinion that all necessary corporate action on the part of the Company has been taken to authorize the issuance of the Common Stock and the Pfizer $2 Convertible Preferred Stock in connection with the Merger, and when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Common Stock and the Pfizer $2 Convertible Preferred Stock have been issued in accordance with the terms and conditions set forth in the Merger Agreement, the Common Stock and the Pfizer $2 Convertible Preferred Stock will be validly issued, fully paid and nonassessable.

     This opinion letter is not to be relied on by or furnished to any other person or used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below. I hereby consent to be named in the Registration Statement and in the related proxy statement/prospectus contained therein under the caption “Legal Matters” as the attorney who passed upon the legality of the Common Stock and the Pfizer $2 Convertible Preferred Stock and to the filing of a copy of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Amy W. Schulman
Name:	Amy W. Schulman
Title:	Senior Vice President and General Counsel